Exhibit 10.4

Separation Agreement for Robert G. Hennemuth

This Agreement sets forth the terms of separation for Robert G. Hennemuth (“Employee” “you” or “your”) from employment with Hexcel Corporation (the “Company”). If you understand and agree with these terms, please sign in the space provided below. If you and the Company sign below, this will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers. We will refer to this document as “this Agreement.” Throughout this Agreement, the term “the Company” includes Hexcel Corporation and all of its affiliates and related entities, and their current and former trustees, officers, agents, employees, insurers and attorneys, and all employee benefit plans and arrangements and their administrators, trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

Separation Date. The parties acknowledge that the termination of the Employee’s employment has been independently initiated by the Company pursuant to its executive succession planning, and not at the request of the Employee, and is intended to constitute an “involuntary separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”). At the separation date, Employee’s employment will terminate. Termination on the Separation Date (i) will constitute a termination by the Company without “Cause” for purposes of the Amended and Restated Executive Severance Agreement between you and the Company dated as of December 31, 2008, as amended as of June 1, 2018 (the “Severance Agreement”), the Amended and Restated Executive Deferred Compensation Agreement between the Company and Employee dated as of December 31, 2007, as amended as of December 31, 2020 (the EDCA”), the Management Incentive Compensation Plan (“MICP”), any outstanding equity grants, and any other agreement between the Company and the Employee, (ii) the Employee will be entitled to receive the termination-related compensation and benefits provided for in Section 3(e) and 4 (d) of the Severance Agreement. The parties acknowledge that any notice requirements pursuant to the terms of the Severance Agreement or the EDCA have been made and are satisfied by virtue of this Agreement.

You and the Company have agreed that your role as Executive Vice President, Human Resources and Communications ended effective January 13, 2022, at which time you agreed to serve in a transitional role as Executive Vice President, Chief of Staff to support the Company’s implementation of its succession plans. Your employment in this transitional role with the Company will end on May 31, 2022 (the “Separation Date”). In addition, as of the Separation Date, you shall, and by execution of this Agreement you hereby, resign from any and all officer positions or directorships you may hold with the Company or any subsidiary or affiliate of the Company. You hereby agree to execute and deliver to the Company any and all additional documentation the Company may deem necessary or appropriate to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon the Separation Date, regardless of when or whether you execute any such additional documentation.

Consideration. Provided you sign and do not revoke the Release of Claims attached as Exhibit A to this Agreement (the “Release”), the Release becomes effective and irrevocable in accordance with its terms, and you remain employed in good standing until the Separation Date,

(i) The Company will pay you $697,355 (Six Hundred Ninety-Seven Thousand Three Hundred Fifty-Five Dollars) in a lump sum payment, by direct deposit, within ten (10) days after the Release becomes effective and irrevocable in accordance with its terms (the “Release Date”). This payment will be made subject to applicable withholding required by, all local, state, and federal laws. and will be in full satisfaction of the Company’s obligation to Employee under Section 4(d)(ii) of the Severance Agreement.

(ii) Your coverage under the Company’s group health benefit plan shall cease as of the last day of the month in which the Separation Date occurs, at which time you may be eligible to continue such coverage as permitted under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). If you elect continued coverage under COBRA, the Company will pay you $16,137.24 (Sixteen Thousand One Hundred Thirty-Seven Dollars and Twenty-Four Cents) in a lump sum payment, net of applicable withholding taxes, by direct deposit, within ten (10) days after the Release Date as the Company’s contribution toward your COBRA health premiums, which shall be in full satisfaction of the Company’s obligation to provide continued medical insurance for one year after the Separation Date under Section 4(d)(iii) of the Severance Agreement. All premiums during the COBRA period shall be your responsibility.

(iii) In lieu of your continued participation in life insurance and other welfare and plans and programs of the Company pursuant to Section 4(d)(iii) of the Severance Agreement (as defined below), the Company will pay you $10,000 (Ten Thousand Dollars) in a lump sum payment, less applicable withholding taxes, by direct deposit, within ten (10) days after the Release Date.

Other Payments. Regardless of whether you sign the Release, the Company will provide you with any earned but unpaid base salary through the Separation Date, your accrued, unused 200 vacation hours, reimbursement for any outstanding expenses which were authorized but for which you have not yet been reimbursed, and any vested benefits or payments under the Company’s employee benefit plans, including the EDCA, in accordance with the terms, and subject to the conditions, of such plans, as accrued through the Separation Date. Moreover, Employee’s vested stock options, restricted stock units and performance-based share awards outstanding under the 2013 Incentive Stock Plan (the “ISP”) as of the Separation Date (including those that continue to vest as a result of your retirement eligibility) shall continue to remain exercisable and payable in accordance with the terms, and subject to the conditions, of the ISP and the applicable award agreement, including the restrictive covenants contained in the award agreements. Finally, Employee shall be entitled to a pro-rated annual incentive payout under MICP for the 2022 fiscal year in accordance with the terms, and subject to the conditions, of Section V.D. of the MICP as if his employment were terminated other than for cause.

Medicare Disclaimer. You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact Gina Fitzsimons, Senior Vice President, Chief Human Resources Officer, Hexcel Corporation, at gina.fitzsimons@hexcel.com for further instruction.

Impact on Severance Agreement. For avoidance of doubt, the terms of the Severance Agreement and EDCA will remain in full force and effect and shall not be superseded or replaced hereby. In accordance with the preceding sentence, if a “Change in Control” should occur on or prior to the Separation Date, or if the Separation Date shall occur during a period of a “Potential Change in Control”(as both terms are defined in the Severance Agreement) then the Company (or its successor) shall continue to employ the Employee through the Separation Date in accordance with the terms hereof, and in lieu of the compensation and benefits described above under “Consideration”, Employee shall be entitled to all of the enhanced termination-related compensation, benefits and other protective provisions provided for under the Severance Agreement relating to a Change in Control, with termination of employment deemed to occur on the Separation Date.

The parties also mutually agree that the severance and benefit payments set forth above under “Consideration” are in full satisfaction of the Company’s obligations to provide severance and benefits continuation pursuant to Section 4 (e) in the Employee’s Severance Agreement under circumstances not involving a Change in Control or Potential change in control as set forth in the preceding paragraph and the Employee’s Severance Agreement.

Duty of Cooperation. You agree to cooperate fully and in a timely manner with the Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to your employment with the Company. This cooperation may include appearing from time-to-time for conferences and interviews and providing the officers of the Company and its counsel with the full benefit of your knowledge with respect to any such matter.

Return of Records and Equipment. On or by your Separation Date, you will return to the Company all documents, manuals, office equipment, credit cards and other things belonging to the Company which you have borrowed or which you possess or control. To the extent that you have made use of your own personal computing devices (e.g., PDA, laptop, thumbdrive, etc.) during employment with the Company, you agree to delete all Company property and information from such personal computing devices, and/or permit the Company to remotely delete all Company property and information from such personal computing devices. You authorize the Company to deduct from your paycheck or amounts paid under this Agreement any money owed the Company as a result of items which are not returned or for loans or advances you have received and which remain unpaid, if you agreed to allow such deductions at the time the loans or advances were made.

Taxes/Withholdings. All amounts payable, and benefits provided, to you under this Agreement shall be subject to applicable tax withholdings and the Company shall, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to you hereunder. The Parties acknowledge and agree that any payments under the MICP or in respect of PSP or equity awards after the Separation Date will be reported on Form W-2 instead of Form 1099 and will be subject to federal and state income tax and FICA withholding as required based on the circumstances then-pertaining to the Employee with regard to his domicile. You shall be solely responsible for all taxes that result from your receipt of the payments and benefits to be provided under this Agreement, and none of the Company nor any of its subsidiaries or affiliates makes nor have they made any representation, warranty or guarantee of any federal, state or local tax consequences to you of your receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A.

Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Connecticut, without reference to that jurisdiction's choice of law rules.

Entire Agreement. This Agreement (along with the other agreements referenced herein, including the Release) contains the full agreement between you and the Company. Any oral representation or modification concerning this Agreement shall be of no force or effect. Notwithstanding the foregoing, this Agreement shall not replace, modify or supersede any other existing agreement between the Company and the Employee, including the EDCA or Employee's equity grant agreements.

Severability. In the event a court, arbitrator, or other entity with jurisdiction determines that any portion of this Agreement is invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect.

Signature. If you accept the terms of this Agreement, you must sign it with the intent to be legally bound. You should return this Agreement to: Gail E. Lehman, Executive Vice President, General Counsel and Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901-3261, gail.lehman@hexcel.com.

ROBERT G. HENNEMUTH HEXCEL CORPORATION

/s/ Robert G. Hennemuth /s/ Gina Fitzsimons

By: Gina Fitzsimons

Title: Senior Vice President, Chief Human Resources Officer

Date: 5/31/2022 Date: 6/1/2022

EXHIBIT A
RELEASE OF CLAIMS

This Release (this “Release”) is made and entered into as of this 31st day of May, 2022, by and between Hexcel Corporation (the “Company”) and Robert G. Hennemuth (“Employee”).

1. Employment Status. Employee’s employment with the Company and its affiliates terminated effective as of May 31, 2022 (the “Separation Date”).

2. Payments and Benefits. As consideration of Employee’s execution of and non-revocation of this Release, the Company shall pay Employee the amounts of termination related severance and benefits set forth in the Consideration clause of the Severance and Separation Agreement for Robert G. Hennemuth between the Company and Employee to which this Release is attached (the “Separation Agreement”).

3. No Liability. This Release does not constitute an admission by the Company, or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Employee, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In exchange for the payment(s) described in the Consideration clause of the Separation Agreement, Employee hereby waives all claims available under federal, state or local law against the Company and all of its affiliates and related entities, and their current and former trustees, officers, agents, employees, insurers and attorneys, and all successors and assigns of all of the foregoing (collectively, the “Releasees”) arising out of Employee’s employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act, Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, Connecticut Fair Employment Practices Act, Connecticut Human Rights and Opportunities Act, Connecticut Equal Pay Law, Connecticut's whistleblower protection law (Conn. Gen. Stat. Ann. § 31-51m, to the extent permissible), Connecticut Family and Medical Leave Law, Connecticut Minimum Wage and Overtime Law, Connecticut Maximum Hours and Overtime Law, Connecticut WARN Law, and Connecticut Free Speech Law, as well as wrongful termination claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs (except where attorneys’ fees and costs are expressly provided for under any contractual arrangement between the Employee and the Company). Employee is not waiving his right under contractual agreements between the Company and the Employee, or to vested benefits under the written terms of the Company 401(k) Plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during Employee’s employment that is payable under applicable medical plans or an employer-insured liability plan, claims arising after the date on which Employee signs this Release, or claims that are not otherwise waivable under applicable law. Employee acknowledges that he has not made any claims or allegations related to sexual harassment or sexual abuse, and none of the payments set forth in the Separation Agreement are related to sexual harassment or sexual abuse.

5. Bar. Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against a Releasee with respect to any cause, matter or thing which is the subject of the releases under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding.

6. Reports to Government Entities. Nothing in this Release or the Separation Agreement restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Company to engage in such matters with the Regulators. However, to the maximum extent permitted by law, Employee is waiving his right to receive any individual monetary relief from the Company or any other Releasees resulting from such claims or conduct, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief the Company will be entitled to an offset for the payments made under the Separation Agreement. This Release does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

7. No Other Amounts Due. Employee acknowledges that, as of the Separation Date, the Company has paid him all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions.

8. Acknowledgement of Voluntary Waiver of Claims under ADEA and Time to Review. Employee acknowledges that:

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He has read this Release and understands it;
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He is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”)
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He is signing this Release knowingly and voluntarily in order to release his claims against the Company in exchange for payments under the Severance and Separation Agreements.
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He was offered at least twenty-one (21) days to consider his choice to sign this Release;
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He is signing this Release on or after the Separation Date;
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The Company has advised him to consult with an attorney;
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He understands that he can revoke this Release within seven (7) days of signing it and that this Release does not become effective until that seven-day period has passed. The Release Date is therefore the eighth day after the date that he signs this Release, provided it is not subsequently revoked. To revoke, contact Gail E. Lehman, Executive Vice President, General Counsel and Secretary, Hexcel Corporation, Two Stamford Plaza, 281

Tresser Boulevard, Stamford, CT 06901-3261, gail.lehman@hexcel.com. He understands that if he timely revokes this Release, he will not be eligible to receive the payments and benefits set forth in the Consideration clause of the Separation Agreement; and
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He agrees that changes to this Release before its execution, whether material or immaterial, do not restart his time to review this Release.

9. Governing Law. This Release shall be governed by and construed according to the laws of the State of Connecticut, without reference to that jurisdiction's choice of law rules.

10. Severability. In the event a court, arbitrator, or other entity with jurisdiction determines that any portion of this Release is invalid or unenforceable, the remaining portions of this Release shall remain in full force and effect.

11. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

If you accept the terms of this Release, you must sign it with the intent to be legally bound on or after the Separation Date. You should return this Release to: Gail E. Lehman, Executive Vice President, General Counsel and Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901-3261, gail.lehman@hexcel.com.

ROBERT G. HENNEMUTH HEXCEL CORPORATION

_________________________ ______________________________

By: Gina Fitzsimons

Title: Senior Vice President, Chief Human Resources Officer

Date: ______________ Date: ______________

(To Be Signed on or After the Separation Date)